EXHIBIT 99.1

TPT Global Tech (OTCQB:TPTW) Subsidiary TPT Global Caribbean LLC and  the Government of Grenada, Acting Thru The Ministry of Tourism Signs Agreement putting the company forward as available to Provide COVID 19 Testing and Vaccinations

SAN DIEGO, CA / ACCESSWIRE / March 18, 2022 / TPT Global Tech, Inc. www.tptglobaltech.com ("TPTW or the Company") (OTCBB:TPTW) announced today that its subsidiary TPT Global Caribbean LLC and the Government of Grenada acting through the Ministry of Tourism have signed an agreement putting the company and its products and services forward as an entity that can be used in event processing in relation to COVID 19 testing and or vaccination, for public events arranged by the Government and or private events that the Government approves.

The Agreement represents the first governmental related contract of its kind for TPTW and will be in force for an initial two years. TPT MedTech's "QuikLAB™" portable laboratories will be available to handle the Covid 19 and Point of Care (POC) testing needs. The company's "QuikPASS™" Check and Verify Passport technology platform will be available for documentation and validation purposes.

The first "QuikLAB" unit has already been deployed on the island and is scheduled to open in April. Working with the Minister of Tourism, the Company is working out the logistics and approval to operate its "QuikLAB" and "QuikPASS" mobile laboratory and mobile app platform at the Grenada International airport and the Cruise Ship port of entries.

TPTW intends to set up Covid Vaccination operations and conduct PCR and Antigen testing for the general public. The Company also intends to work with third party labs and hospitals to utilize the QuikPASS Passport verification application with a $1 per transaction cost to be paid by these labs and hospitals arranged separately under independent agreements.

The Company intends to provide consulting and Medical staffing for "QuikLAB" "QuikPASS" infrastructure build out and Services for Testing and vaccination roll out services in relation to COVID 19 in Grenada. The Company plans to set up COVID Vaccination operations in the country and charge a proposed testing cost of maximum $50 USD for PCR test to members of the general public. The most recent non-pandemic tourism statistics report that in 2019 tourism to Grenada totaled 525,634 visitors.

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"We commend the Government of Grenada through its Ministry of Tourism and see this as a boost for the Company and signal to other islands that such programs are necessary and desirable," said Stephen Thomas, CEO of TPT Global Tech. "This is a comprehensive program and our first opportunity to work with a government related entity in this manner."

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories, and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

PR-Shep Doniger

sdoniger@bdcginc.com

561-637-5750

or

IR-Frank Benedetto

619-915-9422

SOURCE: TPT Global Tech, Inc.

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